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                                  EXHIBIT 21.1
                           Subsidiaries of the Company

ManTech Security Technologies Corporation
ManTech Solutions & Technologies Corporation
ManTech Systems Engineering Corporation
ManTech Environmental Corporation
Science, Engineering & Analysis, Incorporated
ManTech Support Technology, Inc.
NSI Technology Services Corporation
ManTech Advanced Systems International, Inc.
ManTech Telecommunications and Information Systems Corporation
ManTech Germany Systems Corporation
ManTech Australia Pty. Ltd.
ManTech Australia International, Inc.
ManTech U.K. Systems Corporation
ManTech China Systems Corporation
ManTech Advanced Development Group, Inc.
VOBIX Corporation
ManTech Aegis Research Corporation
ManTech CTX Corporation
ManTech Integrated Data Systems Corporation
ManTech MSM Security Systems, Inc.
Technology Management Corporation
ManTech Solutions Corporation
ManTech Systems Corporation (majority owned)
ManTech Systems Solutions Corporation
ManTech Environmental Technology, Inc.
MASI U.K. Limited (98% owned)
Field Support Services Muhendislik Ltd. Sti.
Redesmundial, S.A. (80% owned)
ManTech Europe Limited
ManTech Test Systems, Inc.
ManTech Enterprise Solutions, Inc.
ManTech Environmental Research Services Corporation
NSI Environmental Solutions, Inc.
ManTech Database Services Europe Limited
ManTech Praxa International Corporation
Praxa Software Pty. Ltd.
Praxa Telecommunications Pty. Ltd
Catalyst Australia Pty. Ltd.
Praxa Limited
Catalyst Business Systems Pty. Ltd
Catalyst Software Pty. Ltd
Catalyst Business Systems Ltd.
The ManTech International Special Assistance Fund, Inc. - Non-stock Entity ManTech International Corporation Political Action Committee